EXHIBIT (G)(3)



                           [LETTERHEAD OF ITT CORPORATION]



                                            February 1, 1997



         Mr. Stephen F. Bollenbach
         President and Chief Executive Officer
         Hilton Hotels Corporation
         9336 Civic Center Drive
         Beverly Hills, CA  90210

         Dear Mr. Bollenbach:

              I am in receipt of your letter dated January 31, 1997. Our Board of Directors will carefully consider your proposal. It would be inappropriate for you to participate in the Board Meeting.

                                            Sincerely,

                                            /s/ Rand V. Araskog

                                            Rand V. Araskog